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                                                                     EXHIBIT 3.4
                            CERTIFICATE OF AMENDMENT

                                       TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                              INSITE INTERNET, INC.



     The undersigned, Mark E. Munro, President of InSite Internet, Inc., a Delaware corporation, (the "Corporation") for and on behalf of the Corporation
(i) hereby certifies that the following amendment has been duly adopted by the Corporation pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware and that written notice of such action was given to the non-consenting stockholders and (ii) hereby executes this Certificate of Amendment to Certificate of Incorporation of the Corporation in accordance with the provision of Sections 242 of the General Corporation Law of the State of
Delaware:

     Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          FOURTH: The number of shares of stock which the Corporation shall have authority to issue is Thirty-Nine Million (39,000,000) shares of common stock, par value $.01 per share ("Common Stock") and One Million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock").


     THE UNDERSIGNED, being the officer named hereinbefore, for the purposes of amending the Certificate of Incorporation of InSite Internet, Inc. pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 3rd day of February, 1999.



                                                        /s/ MARK E. MUNRO
                                                        ------------------------
                                                        Mark E. Munro, President